                                                                     EXHIBIT 9.2

                     GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC


                         NOTIFICATION OF FEE WAIVER AND
                               EXPENSE LIMITATION
                               ------------------


         NOTIFICATION made ______________ ___, 1998 by GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the "Advisor"), to GMO TRUST, a Massachusetts business trust (the "Trust").


WITNESSETH:

         WHEREAS, the Advisor has organized the Trust to serve primarily as an investment vehicle for certain large institutional accounts; and

         WHEREAS, the Advisor believes it would benefit from a high sales volume of shares of the Trust in that such a volume would maximize the Advisor's fee as investment advisor to each series of the Trust constituting a separate investment portfolio set forth below (each a "Fund" and, collectively, the "Funds"); and

         WHEREAS, the Advisor has agreed to furnish certain services or to bear the costs thereof so as to enable the Funds to offer competitive returns with respect to investments in the Funds.

         NOW, THEREFORE, pursuant to Section 3 of each Management Contract (each a "Management Contract") currently in effect between the Advisor and the Trust, on behalf of each Fund, the Advisor hereby notifies the Trust that the Advisor shall voluntarily, until further notice, and subject to any board of trustee approvals required by the Trust's June 26, 1996 SEC Exemptive Order (Investment Company Act Release No. 22043), reduce its compensation due under each Management Contract, if necessary, to the extent that a Fund's total annual operating expenses (excluding Shareholder Service Fees, brokerage commissions and other investment-related costs, hedging transaction fees, extraordinary, non-recurring and certain other unusual expenses (including taxes), securities lending fees and expenses and transfer taxes; and, in the case of the GMO Asia Fund, GMO Emerging Markets Fund, GMO Evolving Countries Fund, GMO Emerging Country Debt Fund, GMO Global Hedged Equity Fund and GMO Global Properties Fund, excluding custodial fees; and, in the case of the GMO International Equity Allocation Fund, GMO World Equity Allocation Fund, GMO Global (U.S.+) Equity Allocation Fund, GMO Global Balanced Allocation Fund, GMO International Core Plus Allocation Fund, GMO U.S. Sector Fund, GMO Global Hedged Equity Fund and GMO Emerging Country Debt Share Fund, excluding expenses indirectly incurred by investment in other Funds of the Trust), will not exceed the following annual rate of such Fund's average daily net asset value:


GMO U.S. Core Fund                                     0.33%      GMO U.S. Bond/Global Alpha B Fund                       0.20%
GMO Tobacco-Free Core Fund                             0.33%      GMO Foreign Fund                                        0.60%
GMO Value Fund                                         0.46%      GMO International Small Companies Fund                  0.60%
GMO Growth Fund                                        0.33%      GMO Japan Fund                                          0.54%
GMO U.S. Sector Fund                                   0.33%      GMO Emerging Markets Fund                               0.81%
GMO Small Cap Value Fund                               0.33%      GMO Short-Term Income Fund                              0.05%
GMO Fundamental Value Fund                             0.60%      GMO Global Hedged Equity Fund                           0.50%
GMO REIT Fund                                          0.54%      GMO Domestic Bond Fund                                  0.10%
GMO Small Cap Growth Fund                              0.33%      GMO International Bond Fund                             0.25%
GMO International Core Fund                            0.54%      GMO Currency Hedged International Bond Fund             0.25%
GMO Currency Hedged International Core Fund            0.54%      GMO Global Bond Fund                                    0.19%
GMO Emerging Country Debt Fund                         0.35%      GMO World Equity Allocation Fund                        0.00%
GMO Inflation Indexed Bond Fund                        0.10%      GMO Global (U.S.+) Equity Allocation Fund               0.00%
GMO International Equity Allocation Fund               0.00%      GMO Global Balanced Allocation Fund                     0.00%
GMO Global Properties Fund                             0.60%      Pelican Fund                                            0.95%
GMO U.S. Bond/Global Alpha A Fund                      0.25%      GMO Evolving Countries Fund                             0.65%
GMO International Core Plus Allocation Fund            0.00%      GMO Asia Fund                                           0.81%
GMO Tax-Managed U.S. Equties Fund                      0.33%      GMO Tax-Managed International Equities Fund             0.54%
GMO Tax-Managed Global Equities Allocation Fund        0.00%      GMO Emerging Country Debt Share Fund                    0.00%


         Please be advised that all previous notifications by the Advisor with respect to expense limitations regarding any of the Funds shall hereafter be null and void and of no further force and effect.

         IN WITNESS WHEREOF, the Advisor has executed this Notification of Expense Limitation on the day and year first above written.

                                      GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC


                                      By:
                                         -----------------------------------
                                         Title: Member

The foregoing is hereby accepted:

GMO TRUST
on behalf of each
Fund named above

By:
   -----------------------------
      Title:

                                      -2-